UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                          InterSpace Enterprises, Inc.
             (Exact name of registrant as specified in its charter)



 Colorado                                                             84-1283938
 --------                                                             ----------
 (State or other jurisdiction of                                (I.R.S. Employer
 incorporation or organization)                              Identification No.)




                        Steve Antebi Consulting Agreement
                            (Full title of the plan)

      Daniel Murpy, 7825 Faye Avenue, Suite 200, La Jolla, California 92037
                     (Name and address of agent for service)

                                 (858) 456-3539
          (Telephone number, including area code, of agent for service)

                                TABLE OF CONTENTS

                                                                            Page

PART I.........................................................................1

     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS......................1


     ITEM 1.      PLAN INFORMATION........................... .................1


     GENERAL INFORMATION.......................................................1


The Company....................................................................1


Purposes........................................................ ..............1

     COMMON STOCK..............................................................1

The Consultant.................................................................1


No Restrictions on Transfer....................................................1


Tax Treatment to the Consultant................................................1


Restrictions of Resales........................................................2


Documents Incorporated By Reference and Additional Information.................2


     ITEM 2.      REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL..............2


     INFORMATION......................................................... .....2


Legal Opinions and Experts.....................................................2


Indemnification of Officers and Directors......................................3

PART II........................................................................4

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT........................4


     ITEM 3.      INCORPORATION OF DOCUMENTS BY REFERENCE......................4

     ITEM 4.      DESCRIPTION OF SECURITIES....................................4

     ITEM 5.      INTERESTS OF NAMED EXPERTS AND COUNSEL.......................4

     ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS....................4

     ITEM 7.      EXEMPTION FROM REGISTRATION CLAIMED..........................5

     ITEM 8.      EXHIBITS.....................................................5

     ITEM 9.      UNDERTAKINGS.................................................6

     SIGNATURES................................................................7

          Dated: March 12, 2001................................   .............7

          Dated: March 12, 2001................................   .............7

     EXHIBIT INDEX.............................................................8

CALCULATION OF REGISTRATION FEE


========================= ====================== ========================== ========================== ===================
Title of each class of                           Proposed maximum           Proposed maximum
securities to be          Amount to be           offering price             aggregate offering price   Amount of
registered                registered (1)         per share (2)              (2)                        registration fee
========================= ====================== ========================== ========================== ===================

Common Stock......        3,600,000                $.342                     $1,231,000                 $307.80


         (1) Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, amended, the Registration Statement also covers an indeterminate of shares to be offered or sold as a result of any adjustments stock splits, stock dividends or similar events.

         Based on the value of the consulting services rendered.

         (2) Estimated solely for the purpose of calculating registration fee, pursuant to Rule 457(c) under the Securities Act, as amended, on the basis of the average ask and bid price as of March 14, 2001.

                                   PROSPECTUS

                          InterSpace Enterprises, Inc.

                                7825 Faye Avenue

                               La Jolla, CA 92037

                       (3,600,000 SHARES OF COMMON STOCK)

         This Prospectus relates to the offer and sale of InterSpace Enterprises, Inc. a Colorado corporation (the "Company") of shares of its $.00001 par value common stock (the "Common Stock") to a consultant of the Company (the "Consultant) pursuant to an agreement entered into between the Company and the Consultant. The Company is registering hereunder and then issuing 3,600,000 shares of the Common Stock to the Consultant in consideration for services rendered under the consulting agreement.

         The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. By way of summary an affiliate is any director, executive officer or controlling shareholder of the Company. Affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the Exchange Act) which would limit their discretion in transferring the Company's Securities. If the Consultant who is not now an affiliate becomes an affiliate of the Company in the future, he would then be subject to the provisions of
Section 16 (b) of the Exchange Act. See General Information -- Restrictions on Resale.

The Common Stock trades under the symbol ITET on the Nasdaq Bulletin Board.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Date of this Prospectus is March 12, 2001.

         This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: InterSpace Enterprises, Inc., 7825 Faye Avenue, La Jolla, CA 92037.

         The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington, D. C 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N. W. Washington, DC 20549.

         No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

         Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.                         PLAN INFORMATION

                               GENERAL INFORMATION

The Company

         The Company has its principal offices at 7825 Faye Avenue, Suite 200, La Jolla, California 92037, (858) 456-3559.

Purposes

         The Common Stock will be issued by the Company pursuant to an agreement entered into between the Consultant and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreement is intended to provide a method whereby the Company will be able to use the services of the Consultant in connection with management, financial and strategic planning advice pertaining to the Company's business affairs as the Company may, from time to time, reasonably request. A copy of the agreement has been filed as an exhibit to this Registration Statement.

                                  COMMON STOCK

         The Board has authorized the issuance of 3,600,000 shares of the Common Stock to the Consultant upon effectiveness of this Registration Statement.

The Consultant

         The Consultant has agreed to provide his expertise and advice to the Company on a non-exclusive basis for the purpose of promoting the interests of the Company.

No Restrictions on Transfer

         The Consultant will become the record and beneficial owner of the shares of Common Stock upon issuance and delivery and is entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

Tax Treatment to the Consultant

         The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultant, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or
(b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer.

Restrictions of Resales

         In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

Documents Incorporated By Reference and Additional Information

         The Company hereby incorporates by reference (i) any and all Forms 10-QSB filed under the Securities or Exchange Act subsequent to filing of its Registration Statement on Form 10-SB, as well as all other reports filed under
Section 13 of the Exchange Act, and (ii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Securities Act.

ITEM 2.       REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL
                               INFORMATION

         A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus of any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Request should be addressed to the Company at 7825 Faye Avenue, LaJolla, CA 92037.

Legal Opinions and Experts

         Resch Polster Alpert & Berger LLP has rendered an opinion on the validity of the securities being registered.

         The financial statements of InterSpace Enterprises, Inc. incorporated by reference in the Company's Registration Statement on Form 10-SB) for the year ended December 31, 1999 have been audited by Siegel & Smith, Certified Public Accountants, independent auditors, as set forth in their report incorporated herein by reference and are incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

Indemnification of Officers and Directors

         Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.             INCORPORATION OF DOCUMENTS BY REFERENCE

         Registrant hereby states that (i) all documents set forth in (a) through (c) below, are incorporated by reference in this registration statement, and (ii) all documents subsequently filed by registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     (a) Registrant's latest Annual Report, if any, whether filed pursuant to 13(a) or 15(d) of the Exchange Act;

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Act since the end of the fiscal year covered by the annual referred to in (a), above; and

     (c) The latest prospectus filed pursuant to Rule 424(b) under the Securities Act.


 ITEM 4.                 DESCRIPTION OF SECURITIES

         The securities being registered are common stock $.00001 par value.

ITEM 5.               INTERESTS OF NAMED EXPERTS AND COUNSEL

         NONE

ITEM 6.              INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 109 of the Colorado Business Corporation Act empowers a Colorado corporation to indemnify an officer, director, employee, fiduciary and agent made a party to a proceeding if;

     (a)  The person conducted himself or herself in good faith; and

     (b)  the person reasonably believed:

          (I) In the case of conduct in an official capacity with the, that his or her conduct was in the corporation's interests; and

          (II) In all other cases, that his or her conduct was at least not to the corporation's best interests; and

     (c) In the case of any criminal proceeding, the person had no reasonable to believe his or her conduct was unlawful.

     Article XIII of the Company's By-laws provides as follows:

Indemnification: The Board of Directors hereby adopts the   provision of C.R.S. 7-109-101 through 110 (as it may be amended from time to time) relating to Indemnification and incorporate such provisions by this reference as fully as if set forth herein.


ITEM 7.             EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.


ITEM 8.                          EXHIBITS

(a) The following exhibits are filed as part of this S-8 Registration pursuant to Item 601 of Regulation S-B and are specifically herein by this reference:

         Exhibit No.                Title

               4                    Not Applicable

               5 Opinion of Resch Polster Alpert & Berger LLP regarding the legality of the securities.

              10                    Consulting Agreement with Steve Antebi.

              15                    Not Required

             23.1 Consent of Resch Polster Alpert & Berger LLP, to the use of his opinion with respect to legality of the securities being registered hereby contained in 5, above.

             23.2                   Consent of Siegel & Smith Certified Public
                                    Accountants

              27                    Not Required

              28                    Not Required

              29                    Not Required

ITEM 9.                            UNDERTAKINGS

1. The undersigned Registrant hereby undertakes to file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration
     Statement of any material change to such information in the Registration Statement.

2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in La Jolla, California, on the date set forth below.

Dated: March 12, 2001

                                                  InterSpace Enterprises, Inc.

                                                  By: /s/ Daniel Murphy
                                                  --------------------------
                                                  Daniel Murphy, President/CEO

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated.

Dated: March 12, 2001                            /s/ Daniel Murphy
                                                 ----------------------------
                                                 Daniel Murphy, President

Dated: March 12, 2001                            /s/ Alejandro Trujillo
                                                 ---------------------------
                                                 Alejandro Trujillo, Director

                         FORM S-8 REGISTRATION STATEMENT

                                  EXHIBIT INDEX

         The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number
In Registration
                                                                        Numbered
Statement                 Descriptions                                      Page

5                         Opinion of Counsel
10                        Consulting Agreement with Steve Antebi
23.1                      Consent of Resch Polster Alpert & Berger LLP
23.2                      Consent of Siegel & Smith, Certified Public
                          Accountants